UNITED STATES

SECURITIES AND EXCHANGE COMMISSON

WASHINGTON, D.C.   20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USA VIDEO INTERACTIVE CORP.

(Exact name of registrant as specified in its charter)

Wyoming

06-15763-91

(State or other jurisdiction of incorporation or organization

(I.R.S. Employer Identification Number)

#507 - 837 West Hastings Street, Vancouver, British Columbia, Canada V6C 3N6

(Address of Principal Executive Office, including zip code)

2011 STOCK OPTION PLAN

(Full Title of the Plan)

Donna M. Moroney

#507, 837 West Hastings Street

Vancouver, British Columbia, Canada  V6C 3N6

(Name and Address of Agent for Service)

(604) 685-1017

(Telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Anton J. Drescher

USA Video Interactive Corp.

#507, 837 West Hastings Street

Vancouver, British Columbia, Canada V6C 3N6

(604) 685-1017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,250,000	$0.15	$187,500.00	$21.49

(1)

The 2011 Stock Option Plan authorizes the issuance of a maximum of 1,250,000 shares of our common stock pursuant to stock options granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries.  All of the shares issuable under the Stock Option Plan are being registered under this registration statement on Form S-8.

(2)

The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the average of the high and low price ($0.15 bid; $0.29 ask) of our common stock as reported on the TSX Venture Exchange on January 31, 2012.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an aggregate of 1,250,000 shares of our common stock which may be issued pursuant to our 2011 Stock Option Plan.  The purpose of the 2011 Stock Option Plan is to secure for our company and our shareholders the benefits arising from capital stock ownership by employees, directors or officers of, and consultants or advisors to, our company and subsidiary corporations who have contributed to our company in the past and who are expected to contribute to our company's future growth and success.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8, to individuals who participate in our 2011 Stock Option Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement.  A copy of the 2011 Stock Option Plan is attached as Exhibit 4.1 to this Form S-8 and the form of Stock Option Agreement for use under the 2011 Stock Option Plan is attached as Exhibit 4.2 to this Form S-8.

This registration statement relates to a maximum of 1,250,000 common shares in our capital stock issuable pursuant to the exercise of options granted under the 2011 Stock Option Plan.

Item 2.

Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).  Requests should be directed to the Secretary, #507, 837 West Hastings Street, Vancouver, British Columbia, Canada  V6C 3N6.  Our telephone number is (604) 685-1017.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

(a)

Our latest Annual Report on Form 10-K for the year ended December 31, 2010, filed on April 1, 2011;

(b)

All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-K referred to in (a) above, including reports on Form 8-K; and

(c)

The description of our company's common stock contained in our registration statement on Form 10-12G (SEC file number 000-29651), filed with the SEC on February 22, 2000, including all amendments and reports for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549-2521.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.  Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

Pursuant to Title 17, Section 17-16-851 of the Wyoming Statutes, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

(i)

He conducted himself in good faith; and

(ii)

He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and

(iii)

In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(iv)

He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph(ii) of this section.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director:

(i)

In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct set forth above; or

(ii)

In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

Pursuant to Title 17, Section 17-16-852 of the Wyoming Statutes, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.  As provided in Section 17-16-853 of the Wyoming Statutes, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director.

Pursuant to Title 17, Section 17-16-855 of the Wyoming Statutes, a corporation may not indemnify a director under Section 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible.

Pursuant to Title 17, Section 17-16-856 of the Wyoming Statutes, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and if eh or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract. An officer may not be indemnified for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding. Nor may an officer be indemnified for liability arising out of conduct that constitutes receipt by him or her of a financial benefit to which he or she it not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

The Registrant’s bylaws limit the liability of directors and officers for any loss, damage or expense to the Registrant in their capacity as directors and officers and provide for the indemnification of directors and officers. The effect of these provisions is potentially to indemnify the Registrant’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant.

These provisions in the bylaws do no eliminate a director's or officer's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director and officer will continue to be subject to liability for breach of the his or her duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director or officer believes to be contrary to the best interests of the Registrant or the Registrant’s stockholders, for any transaction from which the director or officer derived an improper personal benefit, for improper transactions between the director or officer and the Registrant and for improper loans to stockholders and loans to directors or officers.  This provision also does not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein:

Exhibit Number

Description

4.1

2011 Stock Option Plan

4.2

Form of Stock Option Agreement

5.1

Opinion of Beaumont Church LLP, Barristers and Solicitors, as to the validity of the securities being offered

23.1

Consent of KWCO, P.C., independent registered public accounting firm

23.2

Consent of Beaumont Church LLP, Barristers and Solicitors (see Exhibit 5.1)

Item 9.

Undertakings.

(a)

We hereby undertake:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, in the province of Alberta, on February 7, 2012.

OCULUS VISIONTECH INC.

/s/  Rowland Perkins

ROWLAND PERKINS,

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rowland Perkins	President, Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2012
/s/ Anton J. Drescher	Chief Financial Officer, Secretary and Director (Principal Financial Officer)	February 7, 2012
/s/ Maurice Loverso	Director	February 7, 2012
/s/ Tom Perovic	Director	February 7, 2012
/s/ Ron Wages	Director	February 7, 2012

EXHIBIT INDEX

Exhibit Number

Exhibit

4.1

2011 Stock Option Plan

4.2

Form of Stock Option Agreement

5.1

Opinion of Beaumont Church LLP, Barristers and Solicitors, as to the validity of the securities being offered

23.1

Consent of KWCO, P.C., independent registered public accounting firm

23.2

Consent of Beaumont Church LLP, Barristers and Solicitors (see Exhibit 5.1)